                                                                       Exhibit 5

                       [Dorsey & Whitney LLP Letterhead]


United HealthCare Corporation
300 Opus Center
9900 Bren Road East
Minnetonka, Minnesota  55343

       Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to United HealthCare Corporation, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 767,503 shares of Common Stock, $.01 par value, of the Company (the "Shares"), initially issuable upon the exercise of stock options and warrants granted pursuant to the HealthWise of America, Inc. 1993 Non-Qualified Stock Option Plan for Non-Employee Directors, the HealthWise of America, Inc. 1993 Key Employee Incentive Stock Option Plan, the PHP, Inc. 1995 Stock Option Plan, one individual option agreement and three individual warrant agreements (collectively, the "Plans"), which Plans were assumed by the Company in connection with the mergers of two wholly-owned subsidiaries of the Company with and into each of HealthWise of America, Inc. and PHP, Inc.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

     In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     Our opinion expressed above is limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Dated:  April 15, 1996

                                      Very truly yours,

                                      DORSEY & WHITNEY LLP